Roadhouse Holding Inc. Logan's Roadhouse, Inc.
LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204

September 26, 2014

Gerard Lewis
c/o Logan's Roadhouse, Inc. 3011 Armory Drive, Suite 300
Nashville, Tennessee 37204

Dear Gerard:
This letter sets forth our mutual agreement as to your service as Interim President and Chief Executive Officer of Logan's Roadhouse, Inc. (the "Company"), Roadhouse Holding Inc. (the "Parent") and LRI Holdings, Inc. ("Holdings", and together with the Company and the Parent, the "Companies").

Effective as of September 8, 2014 (the "Effective Date"), you will be appointed Interim President and Chief Executive Officer of the Companies. You will serve in these roles on an exclusive, full-time basis until the appointment of a permanent President and Chief Executive Officer of the Companies (the "Term"). During the Term, you will report to the board of directors of the Parent (the "Parent Board"), and will perform such CEO-level duties and responsibilities as may be prescribed from time to time by the Parent Board. From time to time during the Term, you also may be appointed to other offices within the Parent or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Parent and its subsidiaries. During the Term, the consulting agreement to which you and the Company are parties will remain in effect, and service in your role as Interim President and Chief Executive Officer will be deemed to satisfy you and your affiliates' performance under the consulting agreement. You will be indemnified by the Companies for your service in the same manner and to the same extent as all of their other executive officers.

Effective upon the appointment of the permanent President and Chief Executive Officer, you will be deemed to have resigned from all positions with Parent and its affiliates, other than your role under the consulting agreement. If necessary or appropriate to evidence your resignation, you agree to execute one or more customary resignation letters in a form provided by the Company.

During the Term, the Company will pay you a base salary at an annual rate of
$650,000 minus any cash compensation earned by you or your affiliates under the consulting agreement for the same period. You will also be eligible to receive a bonus for the 2015 fiscal year equal (at target performance levels) to $650,000, prorated to reflect the number of days of service as the Interim President and Chief Executive Officer for the fiscal year, based on the actual Company performance and paid after the fiscal year end when bonuses are paid to current executive officers. The Company will also reimburse you for all reasonable and necessary business expenses incurred by you in performing your services hereunder, including but not limited to temporary housing and travel expenses. You will maintain and submit your expense records, and reimbursement will be made, in accordance with Company policy.

This letter agreement is governed by and construed in accordance with the laws of the State of Tennessee without giving effect to conflict of laws principles. This letter agreement contains the full and complete understanding of the parties hereto with respect to the terms and conditions of your appointment as Interim President and Chief Executive Officer, and this letter agreement supersedes and replaces any prior agreement, either oral or written, which you may have with the Companies that relates to the same subject matter.

Very truly yours,

ROADHOUSE HOLDING INC.
/s/ Amy Bertauski
By: Amy Bertauski
Title: Treasurer, Secretary

LOGAN'S ROADHOUSE, INC.
/s/ Amy Bertauski
By: Amy Bertauski
Title: CFO, Treasurer, Secretary

LRI HOLDINGS, INC.
/s/ Amy Bertauski
By: Amy Bertauski
Title: CFO, Treasurer, Secretary